                                                                     Exhibit 5.1




                                  May 19, 2000

Sonus Networks, Inc.
5 Carlisle Road
Westford, MA  01886


     Re: REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (FILE NO. 333-32206)

Ladies and Gentlemen:

         We have acted as counsel to Sonus Networks, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration under the Securities Act of 1933, as amended (the "ACT"), of 5,750,000 shares (collectively, the "SHARES") of the Company's Common Stock, $0.001 par value per share, to be offered by the Company pursuant to a Registration Statement on Form S-1 (Reg. No. 333-32206), initially filed by the Company with the Securities and Exchange Commission (the "COMMISSION") on March 10, 2000 (the "REGISTRATION STATEMENT"), and as amended by Amendment No. 1, filed with the Commission on May 5, 2000, and by Amendment No. 2, filed with the Commission on May 19, 2000.

         As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates. As to our opinion below regarding the due authorization of the Shares, we have assumed the due adoption of resolutions of the Board of Directors of the Company presented to us in draft form and represented to us by the officers of the Company as having been adopted at a meeting of the Board of Directors.

         We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied. We have also assumed that the Company will receive the specified purchase price for the Shares.

Sonus Networks, Inc.
May 19, 2000
Page 2



         This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Subject to the foregoing, it is our opinion that the Shares have been duly authorized and when issued and paid for in accordance with the terms of the underwriting agreement described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                              Very truly yours,

                                              /s/ Bingham Dana LLP

                                              BINGHAM DANA LLP